Exhibit 99.(h)(2)

FORM OF TRANSFER AGENCY AND SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (this “Agreement”) is entered into on [ ], 2022, by and between Securrency Transfers, Inc. (“Securrency” or “Transfer Agent”), a Delaware corporation, and Trust Digital Trust, a Delaware statutory trust (the “Trust,” each a “Party,” and, collectively, the “Parties”).

WHEREAS, the Trust is, or will be prior to the issuance of Shares (as defined below), an open-end investment management company registered with the SEC under the 1940 Act;

WHEREAS, the Trust is authorized to issue an unlimited number of uncertificated Shares in separate series (each, a “Fund”), with each such Fund representing interests in a separate portfolio of securities and other assets, registered prior to the issuance of Shares (as defined below) under the 1933 Act;

WHEREAS, the Trust desires for the ownership of Shares to also be recorded - or digitized - on one or more blockchains as tokens (“Tokens”);

WHEREAS, Securrency is registered as a transfer agent with the U.S. Securities and Exchange Commission and offers blockchain-enabled transfer agent and registrar services, which includes Services leveraging the Tokenization Platform of its affiliate;

WHEREAS, the Trust desires to appoint Securrency as transfer agent and registrar for the Shares and to provide the Services; and

WHEREAS, Securrency desires to accept such appointment and to provide the Services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1.	Definitions

As used in this Agreement, the following terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Affidavit” has the meaning set forth in Section 3.2(a).

“AML Screening” means Anti-Money Laundering screening under applicable laws, which include the Bank Secrecy Act and its implementing regulations.

“Authorized Person” means officers or designated persons of the Trust authorized to sign written instructions, requests, and other documentation in connection with this Agreement.

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“Compliance Oracle” means a secure off-chain database which Shares information about relevant attributes, with smart contracts, as applicable, for execution.

“Confidential Information” means any and all technical or business information relating to a Party or provided under this Agreement, including, without limitation, financial, marketing, and product development information, Tokens information, Token Holder Data (including any non-public information of such Token Holder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other Party or its affiliates, agents, or representatives before or during the Term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information does not include any information that is: (a) already known to the other Party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other Party; (c) subsequently disclosed to the other Party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by a Party without access to the Confidential Information of the other.

“Declaration Letter” means a written notice from an Authorized Person of the Trust declaring a dividend payment.

“Fund” or “Funds,” as applicable, has the meaning set forth in the recitals.

“Harmful Code” means any software, hardware or other technology, device or means, including any virus, worm, malware or other malicious computer code, the purpose or effect of which is to (a) permit unauthorized access to, or to destroy, disrupt, disable, distort or otherwise harm or impede in any manner any (i) computer, software, firmware, hardware, system or network; or (ii) any application or function of any of the foregoing or the security, integrity, confidentiality or use of any data processed thereby; or (b) prevents or impedes the Trust, a Fund or any Trust service provider or their delegates from using, or Securrency in providing, the Services or impacts the usability or functionality of the Shares or Tokens.

“Identity Verification” means procedures to verify Shareholder identity under applicable laws, which includes the Office of Foreign Assets Control (OFAC) sanctions lists.

“Locating Provider” has the meaning set forth in Section 3.4(a).

“Loss” has the meaning set forth in Section 7.2.

“Lost Token Holders” means Token holders: (a) to whom an item of correspondence that was sent to at the email address contained in Securrency’s Master Securityholder File has been returned as undeliverable; provided, however, that if such item is re-sent within one (1) month to the Lost Token holder, Securrency, the Trust or its delegate may deem the Token holder to be a lost Token holder as of the day the resent item is returned as undeliverable; and (b) for whom Securrency, the Trust or its delegate has not received information regarding the Token holder’s new email address.

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“Master Securityholder File” means Securrency’s off-chain registry, which comprises the official list of individual securityholder accounts and includes the official list of names, addresses and contact information of current Shareholders, the amount of Shares owned by each Shareholder, the total number of Shares in circulation, and all transactions between parties involving the Shares, which shall mirror (i.e., be reconciled with to match) the secondary blockchain record, generally in real time, but in no event on less than a daily basis. For regulatory purposes, the Master Securityholder File is the authentic and authoritative record and any reference to “Token holder” shall also be deemed to include the individual security holder account maintained as part of the Master Securityholder File.

“Payment Service Provider” has the meaning set forth in Section 4.1(b).

“Proprietary Information” has the meaning set forth in Section 3.3.

“Rule 17Ac2-1” means 17 CFR § 240.17.

“SEC” means the Securities and Exchange Commission.

“Services” means the transfer agent, registrar and other services Securrency will provide to the Trust under this Agreement, including services associated the Shares, Tokens, Master Securityholder File, Tokenization Platform and Compliance Oracle hereunder and those set forth in Schedule B under this Agreement.

“Shareholders” means investors who own Shares.

“Shares” means Shares registered under the 1933 Act, issued by a Fund.

“Token” or “Tokens,” as applicable, has the meaning set forth in the recitals.

“Token Holder Data” means all information maintained by Securrency regarding Token holders, which shall be deemed to include the Master Securityholder File.

“Tokenization Platform” means the blockchain technology infrastructure through which Securrency’s Services will be provided to the Trust, initially supporting the Ethereum and Stellar blockchains, and such other blockchains as the parties may mutually agree in the future.

“Unresponsive Payee” means any Token holder whose digital wallet has had no withdrawals or activity within the past one (1) year.

“Wallet” or “Wallets,” as applicable, means a digital wallet created on or linked to the Tokenization Platform.

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Section 2.	Appointment of Transfer Agent and Registrar

2.1           Appointment. The Trust hereby appoints Securrency to act as its transfer agent and registrar for the Shares and to provide the Services hereunder, with respect to the applicable Fund(s) set forth in Schedule A, as may be amended by the Parties from time to time, in accordance with the terms and conditions of this Agreement, and Securrency hereby accepts such appointment. In performing the Services hereunder, the Transfer Agent shall comply with the applicable provisions of the Trust’s current prospectus(es) and statement(s) of additional information, and effective amendments thereto. The Trust shall promptly provide the Transfer Agent with copies of such material as soon as available.

2.2            Records. Securrency shall keep records relating to the Services in the form and manner it deems advisable, subject to the requirements of applicable law. Securrency shall preserve, maintain, and make available such records in accordance with the requirements of law and Securrency’s records management policy. All such records Securrency prepares or maintains relating to the Services are the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and rules thereunder. Securrency will surrender such records promptly to the Trust upon and in accordance with the Trust’s written request.

2.3.           The Trust’s Obligations. Prior to instructing Securrency to issue Tokens or requesting other Services under this Agreement, the Trust or its delegate shall complete the following actions, directly or indirectly and to the extent required by law:

(a)       Issuer Registration. Register with the Compliance Oracle via the Tokenization Platform after the execution and delivery of this Agreement. During such registration process, the Trust shall provide Securrency the requested information to create an issuer profile on the Tokenization Platform, including but not limited to entity information and jurisdictions.

(b)       Tokens Creation. “Mint” a digital Token as requested on the Tokenization Platform for the issuance of Tokens to Shareholders, including but not limited to choosing a Token symbol and assigning applicable Token transfer restrictions.

(c)       Shareholder Registration. Provide all shareholder registration information needed to the Transfer Agent in order for it to complete the stated obligations as outlined in this Agreement and each Shareholder to have a valid Wallet address in place.

(d)       Identity Verification; AML Screening. Conduct, or otherwise cause, directly or indirectly, Identity Verification and AML Screening for all Shareholders. The Trust shall provide to Securrency as reasonably requested, but no more frequently than annually, a written certification signed by an Authorized Person, attesting to its policies and procedures with respect to Identity Verification and AML Screening on all Shareholders. Securrency will not provide Services as to Shareholders who have not undergone Identity Verification and AML Screening.

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2.4.           Scope of Agency and Related Obligations.

(a)       Agency Relationship. Securrency shall act solely as agent for the Trust under this Agreement and owes no duties hereunder to any other person. Securrency will perform only the duties specifically set forth in this Agreement. There are no implied covenants or obligations in this Agreement with respect to Securrency.

(b)       Reliance. Securrency may rely upon, and the Trust shall hold Securrency harmless for relying upon, (1) any communication from the Trust or the Trust’s Authorized Person, including but not limited to its officers, independent auditors, or legal counsel; or (2) any instruction, notice, request, direction, consent, report, opinion, or other instrument, paper, document, or electronic transmission furnished by or on behalf of the Trust that Securrency reasonably believes, in good faith, to be genuine and to have been signed or given by the proper party or parties. In addition, Securrency may, in its sole discretion, subject to the requirements of applicable law and a Fund’s prospectus, and after consultation with the Trust or its delegates, reject any transfer of Shares it reasonably deems to be in error, in violation of law or Securrency’s transfer policies as communicated to the Trust, or in need of further investigation, whereby the ongoing status of any such rejection shall be promptly communicated to the Trust, with all actions taken by the Transfer Agent in connection therewith completed in a prompt manner and promptly communicated to the Trust.

(c)       Instructions for Services. From time to time, the Trust may provide Securrency with instructions concerning the Services. Further, Securrency may apply to any Authorized Person for instruction, and may consult with legal counsel for Securrency or, in conjunction with the Trust, legal counsel for the Trust, regarding any matter arising in connection with the Services. Securrency and its agents and subcontractors are not liable for any action taken or omitted by Securrency in good faith reliance upon any of Trust’s instructions or upon the advice or opinion of such counsel, provided that the Trust is promptly informed of such advice or opinion of counsel and does not disagree, and further provided that with respect to the performance of any action or omission of any action upon such advice, the Transfer Agent shall be acting within the standard of care set forth in Section 7.1. The Trust shall indemnify Securrency in connection with such actions or omissions, pursuant to Section 7. Securrency will not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof from the Trust.

(d)       Compliance with Laws. Securrency shall comply with all applicable U.S. federal, state, and local laws and regulations, codes, orders, and government rules in the performance of its duties under this Agreement. For the avoidance of doubt, Securrency is not responsible for compliance with any laws and regulations, codes, orders and government rules of non-U.S. jurisdictions.

(e)       Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic reports to the Trust. Upon request of the Trust, the Transfer Agent will provide to the Trust in connection with any periodic annual or semi-annual Shareholder report filed by the Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

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(f)       SSAE16 Reports. The Transfer Agent will furnish to the Trust, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16, as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

(g)       Business Continuity. The Transfer Agent shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Transfer Agent’s control. The Transfer Agent shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level the Transfer Agent believes consistent with other similarly situated providers of transfer agency services, for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Transfer Agent shall discuss with the Trust any business continuity/disaster recovery plan of the Transfer Agent and/or provide a high-level presentation summarizing such plan.

(h)       Cooperation with Accountants. The Transfer Agent shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

(i)       Insurance. The Transfer Agent shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Transfer Agent under this Agreement.  Upon the Trust’s reasonable request, which in no event shall be more than once annually, the Transfer Agent shall furnish to the Trust a summary of the Transfer Agent’s applicable insurance coverage.

(j)       Privacy and Data Protection. The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s Shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

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(k)       Security.  The Transfer Agent shall protect the physical security and electronic security of the Token Holder Data, Tokenization Platform, Tokens and other systems utilized to provide the Services, including but not limited to using up-to-date anti-virus, security and firewall technology commonly used in the industry. The Trust agrees that it, and shall take reasonable measures to ensure that its affiliates, will not take actions that negatively affect the confidentiality, integrity, and availability of Securrency’s systems and information assets as relate to the Services hereunder. If Transfer Agent becomes aware that an unauthorized party has accessed the Token Holder Data, Tokenization Platform, Tokens or other systems utilized to provide the Services, or that Harmful Code has infected the foregoing or a relevant network or system, then it shall promptly notify the Trust and promptly seek to mitigate any potential adverse effect and undertake any further steps that may be applicable or required by law.

Section 3.	Transfer Agent Services.

3.1           Services. Securrency shall perform the Services, which include those set forth in Schedule B, attached hereto and incorporated herein. For the avoidance of doubt, the Parties may amend Schedule B in writing, based on mutual negotiation in good faith, from time to time pursuant to Section 11.6 to reflect any changes of the Services.

3.2.           Lost and Stolen Tokens.

(a)       Lost Tokens. If Securrency receives written notice from a Token holder of a lost Token incident, Securrency will promptly freeze the Tokens held in such Token holder’s Wallet and restrict the Tokens therein for transfer. Securrency will maintain the transfer restriction in such Token holder’s Wallet until such Token holder submits an Affidavit of Loss and Agreement of Indemnity (the “Affidavit,” attached hereto as Appendix A), and Securrency approves the Affidavit. Then, Securrency will generate a new Wallet registered to such Token holder, burn the lost Tokens, and issue replacement Tokens to the new Wallet. As a condition for generating a new Wallet, Securrency may request such Token holder to apply for a surety bond listing Securrency as an obligee. If applicable, Securrency may receive compensation, including in the form of commissions, for services provided in connection with surety programs offered to Token holders.

(b)       Stolen Tokens. If Securrency receives written notice from a Token holder of a stolen Token incident, Securrency will promptly freeze the allegedly stolen Tokens and restrict them from being transferred to another Wallet. Securrency will then contact the new holder of the allegedly stolen Tokens in regards to the new holder’s receipt and ownership of the Tokens, and Securrency will, jointly with the Trust, determine if such Tokens were lawfully transferred or stolen. Securrency may freeze the Wallets of all related parties involved in the stolen Token incident until such determination is made.

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3.3           Proprietary Information. The Trust agrees that the databases, programs, screen and report formats, interactive design techniques, and documentation manuals Securrency provides to the Trust as part of the Services are under the control and ownership of Securrency, and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Proprietary Information shall not include Token Holder Data or all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement. If the Trust notifies the Transfer Agent that any of the Proprietary Information does not operate in material compliance with the most recently issued user documentation related to the Services, the Transfer Agent shall endeavor in a timely manner to correct such failure. The Trust shall treat all Proprietary Information as confidential in accordance with Section 8 of this Agreement. Each Party shall advise its relevant employees and agents of its obligations pursuant to this Section 3.3.

3.4           Lost Token Holders

(a)       Lost Token Holders Searches. Securrency will conduct such database searches to locate Lost Token Holders as required under applicable law. Securrency may use the services of a locating service provider (the “Locating Provider”) to aid in such searches. If Securrency obtains a new address through such searches, Securrency will conduct a verification mailing to the Lost Token Holder and update Securrency’s records accordingly.

(b)       Pursuant to Section 3.4(a), Trust hereby authorizes Securrency to provide the Locating Provider with all information necessary to conduct the Lost Token Holder searches.

3.5           Unresponsive Payees. Securrency will send all required notifications to Unresponsive Payees as provided under applicable law.

Section 4.	Dividends

4.1            Declaration of Dividends. All dividends and payments shall be distributed by the Trust, except as otherwise may be agreed in writing by the Parties. The Transfer Agent shall provide the Trust with such information as the Trust reasonably requests in relation to the foregoing.

4.2            No Custody. Securrency will not custody any cash, securities, stablecoins, or cryptocurrency under this Agreement.

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Section 5.	Fees and Expenses

5.1           Fees. The Trust shall pay Securrency fees for the Services performed pursuant to this Agreement, as specified in Schedule C.

5.2           Out-of-Pocket Expenses. In addition to the fees paid under Section 5.1, the Trust shall reimburse Securrency for all reasonable and documented out-of-pocket expenses Securrency as set out in the fee schedule in Schedule C. (including, but not limited to, fees incurred in connection with Token transactions on the Tokenization Platform, such as “gas” fees or similar transactional fees charged by the blockchain network).

5.3           Payment of Fees and Expenses. The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following the delivery of Securrency’s billing invoice. The Trust shall pay interest, at a rate determined by Securrency and subject to the limitations of applicable law, on unpaid, undisputed balances outstanding for more than ninety (90) calendar days.

5.4           Services Required by Legislation. The Parties will negotiate, in good faith, fees for Services required by legislation or regulatory mandate that become effective after the date of this Agreement, pursuant to Section 5.1.

Section 6.	Representations and Warranties

6.1           Representations and Warranties of the Trust. The Trust represents and warrants to Securrency as follows:

(a)       It is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware;

(b)       It is an open-end investment management company registered with the SEC under the 1940 Act;

(c)       It is authorized to issue an unlimited number of Shares;

(d)       It is empowered under applicable laws and governing instruments to enter into and perform this Agreement;

(e)       The execution, delivery, and performance of this Agreement by the Trust has been duly authorized by all necessary action, constitutes a legal, valid, and binding obligation of the Trust enforceable against the Trust in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with, or result in the breach of any material term, condition, or provision of (i) any existing law, ordinance, or governmental rule or regulation to which the Trust is subject, (ii) any judgment, order, writ, injunction, decree, or award of any court, arbitrator or governmental or regulatory official, body, or authority applicable to the Trust, (iii) the Trust’s certificate of trust or governing instruments, and (iv) any material agreement to which the Trust is a party; and

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(f)       It further represents and warrants that (i) its use of the Services and the Tokenization Platform complies and will comply with all applicable laws, (ii) it shall make any and all registrations, filings and pay any and all fees required by applicable laws in connection with any offering or the secondary trading of the Shares, (iii) any Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non- assessable, (iv) any Shares issued and outstanding on the date hereof have been duly registered under the 1933 Act, and such registration has become effective, or are exempt from such registration; and shall have been duly registered under the 1934 Act, or are exempt from such registration, (v) any Shares to be issued hereafter, when issued, shall have been duly registered under the 1933 Act, and such registration shall have become effective, or shall be exempt from such registration; and shall have been duly registered under the 1934 Act, or shall be exempt from such registration, and (vi) the Trust has paid or caused to be paid all taxes, if any, that were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date hereof.

The Trust will notify the Transfer Agent promptly if any of the representations and warranties above cease to be true.

6.2           Representations and Warranties of Securrency. Securrency represents and warrants to the Trust as follows:

(a)       It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

(b)       It is empowered under applicable laws and by its Certificate of Incorporation and Bylaws to enter into and perform this Agreement;

(c)       It is a transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act, in good standing, it will maintain all such licenses and registrations required to perform the Services under applicable laws, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent;

(d)       It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(e)       It will promptly notify the Trust in the event that the Transfer Agent is for any reason unable to perform any of its obligations under this Agreement;

(f)       It will promptly notify the Trust of any received, pending or threatened legal, regulatory or administrative proceedings, examinations, inquiries, sweep requests or investigations with respect to the Transfer Agent, its services or technology (and any findings related thereto);

(g)       The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder;

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(h)       the Tokenization Platform, other Securrency systems and Services are, and will remain free, of Harmful Code; and

(i)       The execution, delivery, and performance of this Agreement by Securrency has been duly authorized by all necessary action, constitutes a legal, valid, and binding obligation of Securrency enforceable against Securrency in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition, or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Securrency is subject, (ii) any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or governmental or regulatory official, body, or authority applicable to Securrency, (iii) Securrency’s incorporation documents or by-laws, or (iv) any material agreement to which Securrency is a party.

Securrency will notify the Trust promptly if any of the representations and warranties above cease to be true.

Section 7.	Standard of Care, Limitation of Liability and Indemnification

7.1           Standard of Care. The Transfer Agent shall at all times act in good faith and without negligence and agrees to exercise the care and expertise of a leading provider of transfer agency services and use all reasonable efforts in performing the Services under this Agreement.

7.2           Limited Liability.

(a)       Securrency is only liable for any loss or damage under this Agreement as a result of Securrency’s negligence, bad faith or willful misconduct. The foregoing sentence notwithstanding, any liability of Securrency will be limited, in the aggregate, to the fees paid hereunder to Securrency or otherwise to any of its affiliates by the Trust, its investment adviser or any of their affiliates during the twelve (12) months immediately preceding the event for which recovery from Securrency is being sought.

(b)       Notwithstanding anything in this Agreement to the contrary, neither Party will be liable to the other Party for incidental, indirect, special, or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if a Party apprises the other Party of the possibility of such damages.

7.3           Indemnification. The Trust shall defend, indemnify, and hold Securrency and Securrency’s affiliates, and its and their officers, directors, managers, Shareholders, members, employees, representatives and successors and assigns (collectively, “Securrency Indemnitees”) harmless from and against any loss, liability, damage or expense (including, without limitation, reasonable attorney's fees arising out of unaffiliated third party claims (collectively, “Losses”) to which Securrency Indemnitees may become subject which are directly attributable to the offering of Shares and any action or inaction related thereto, except those arising out of or otherwise related to: (i) the willful misconduct, bad faith or negligence of the Securrency Indemnitees; (ii) any failure of any of the Securrency Indemnitees to comply with applicable law or regulation; (iii) any material breach by any of the Securrency Indemnitees of their obligations herein; or (iv) any breach of the standard of care as set forth in Section 7.1.

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Section 8.	Confidentiality

8.1           Use and Disclosure. Neither Party may disclose, in any manner, Confidential Information of the other Party in any form to any person or entity without the other Party’s prior consent. Each Party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors, and employees solely to the extent necessary to perform its duties and obligations under this Agreement, provided such disclosure is not prohibited under applicable law. Without limiting the foregoing, each Party shall implement appropriate security measures or controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a Party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the Party will ensure that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.

8.2.            Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information other than requests to Securrency for Token holder records, pursuant to subpoenas from state or federal government authorities (e.g., probate, divorce, and criminal actions), the Party receiving such request will promptly notify the other Party to secure instructions from an authorized officer of such Party as to such request and to enable the other Party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each Party may disclose Confidential Information to any person whenever it is advised by counsel that the Party may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

8.3.           Unauthorized Disclosure. As may be required by law and without limiting any Party’s rights with respect to a breach of this Section 8, each Party will promptly:

(a) notify the other Party in writing of any unauthorized possession, use, or disclosure of the other Party’s Confidential Information by any person or entity that becomes known to such Party;

(b) furnish to the other Party full details of the unauthorized possession, use, or disclosure; and

(c) use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

8.4.           Costs. Each Party will bear the costs incurred from compliance with this Section 8.

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Section 9.	Term and Termination

9.1.          Term. The term of this Agreement shall be for a period of one (1) year from the date first written above, . This Agreement will automatically renew for successive one (1) year periods, unless a terminating Party gives written notice of termination to the other Party not less than ninety (90) days before the expiration of the then current term.

9.2.          Termination for Cause. During the initial term and any renewal term, either Party may terminate this Agreement at any time upon (a) a material breach of a representation, covenant or term of this Agreement by the other Party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating Party, (b) commencement of any proceeding in bankruptcy, reorganization, receivership, or insolvency by or against the other Party, the other Party becomes insolvent or ceases to pay its obligations as they become due, or the other Party makes any assignment for the benefit of its creditors, or (c) based upon the Trust’s determination that there is a reasonable basis to conclude that the Transfer Agent is insolvent or that the financial condition of the Transfer Agent is deteriorating in any material respect. Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

9.3.          Fees and Expenses. Upon termination or expiration of this Agreement for any reason, the Trust shall pay to Securrency on or before the effective date of such termination or expiration all undisputed fees and expenses due and payable to Securrency up to and including the date of such termination or expiration.

9.4.          Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the term by the Trust for any reason other than pursuant to Section 9.2 or other than by reason of the Trust’s or a Fund’s liquidation, acquisition, merger or restructuring, , Trust shall pay to Securrency, fifty percent (50%) of all fees accelerated through the end of, and including all months that would have remained in, the term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date.

9.5           Effect of Termination. Upon expiration or termination of this Agreement for any reason, upon the Trust’s written request, Securrency will, in a practical and reasonable manner, promptly return, migrate, or dispose data and records prepared or maintained relating to the Services, subject to applicable laws. In the event Securrency is required to retain such data or records after termination under applicable laws, Securrency shall continue to treat such data and records as Confidential Information.

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Section 10.	Subcontractors and Unaffiliated Third Parties

10.1         Subcontractors. Securrency may, without the consent of Trust but with prompt notice to the Trust, subcontract with (a) any affiliates or (b) unaffiliated subcontractors for such non-core services as may be required from time to time, provided, however, that Securrency is as responsible to Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement, subject to Sections 2.4(c), 7.1 and 7.2 and further provided that any such subcontractor shall be a registered transfer agent to the extent such subcontracted services are required to be provided by a registered transfer agent.

10.2.         Unaffiliated Third Parties. Nothing under this Agreement imposes any duty upon Securrency in connection with or makes Securrency liable for the actions or omissions to act of unaffiliated third parties, other than subcontractors referenced in Section 10.1 of this Agreement.

Section 11.	Miscellaneous

11.1         Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be by electronic mail to the following addresses, and will be deemed delivered upon the posting of a record of such communication as “received” in the email system of the recipient Party. Such notice shall also be sent by next business day delivery via an internationally recognized overnight courier service.

(a)	If to the Trust:

legalnotice@wisdomtree.com

c/o WisdomTree Digital Management, Inc.

250 West 34th Street, 3rd Floor

New York, NY 10119

Attn: Legal Department

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas

22nd Floor

New York, New York 10036-2711

(b)	If to Securrency Transfers Inc.:

tarey.gettys@securrency.com

legal@securrency.com

with a copy (which will not constitute notice) to:

Gary J. Ross, Esq.

Ross Law Group, PLLC

1430 Broadway, Suite 1804

New York, NY 10018

Gary@RossLawGroup.co

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11.3.        No Fiduciary Duties. Each Party specifically disclaims and waives the formation of any fiduciary relationship between them under or in relation to this Agreement and the Services. The Trust acknowledges and agrees that (i) Securrency is not a registered investment advisor nor a broker-dealer, (ii) Securrency is not providing any legal, tax, investment or marketing advice, (iii) no Authorized Person or any other person was or will be solicited by Securrency or will be referred by Securrency to any third party, (iv) Securrency has no role in communicating with any person regarding the suitability of an investment in Shares and (v) Securrency is not involved in the drafting or review of Trust or Fund securities filings, offering memoranda, or other marketing materials and in no event shall Securrency be liable to the Trust, to any Authorized Person or any other person for any losses arising out of any statements or omissions therein, except to the extent the Transfer Agent has provided or made available materially false or misleading information describing the Transfer Agent or its services that is included in any such documents.

11.4.        Assignment. Neither Party may assign this Agreement or any rights or obligations hereunder without the written consent of the other Party.

11.5.        Successors. All covenants and provisions of this Agreement by or for the benefit of either Party will bind and inure to the benefit of its respective permitted successors and assigns hereunder.

11.6.        Amendments. This Agreement may be amended or modified by a written amendment executed by the Parties.

11.7.        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

11.8.        Governing Law. This Agreement is governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof

11.9.        Force Majeure. Except as may arise from the Transfer Agent’s failure to exercise its standard of care, neither Party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control, including, without limitation, work stoppage, power or other mechanical failure, natural disaster, governmental action or communication disruption.

11.10.      Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the Parties and their respective permitted successors and assigns. No rights will be granted to any other party by virtue of this Agreement, and there are no third-party beneficiaries hereof.

11.11       Construction of Agreement. The Parties participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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11.12.      Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation, expenses, confidentiality, and protection of proprietary rights and trade secrets will survive the termination or expiration of this Agreement.

11.13.      Merger of Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior agreement with respect to the subject matter of this Agreement, whether oral or written.

11.14 Waiver. No waiver by either Party or any breach or default of any of the covenants or conditions herein contained and performed by the other Party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition. Any waiver must be in writing signed by the waiving party.

11.15.      Descriptive Headings. Descriptive headings contained in this Agreement are for convenience only and do not control or affect the meaning or construction of any of the provisions hereof.

11.16.      Counterparts. This Agreement may be executed in one or more counterparts and transmitted by PDF or similar electronic means, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.17       Limitation of Liability of the Trustees and Shareholders. This Agreement is executed by the Trust with respect to each of its Funds and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders of the Trust individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, the Trust and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have entered into this Transfer Agency and Services Agreement, effective as of the date first set forth above.

TRUST:

WisdomTree Digital Trust

By:
Stuart Bell
President

SECURRENCY:

Securrency Transfers, Inc.

By:
Tarey Gettys
President

SCHEDULE A

Funds

WisdomTree Short-Term Treasury Digital Fund

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SCHEDULE B

Transfer Agent and Other Services

Securrency shall provide the following services to the Trust under this Agreement:

Shares

A.	Receive and process all orders for transactions of Shares in accordance with applicable regulations, and as specified in the applicable Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission;

B.	Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the Shareholder based on the Shareholder’s or the Fund’s instructions, and record the appropriate number of Shares being held in the appropriate Shareholder account;

C.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund or its delegate;

D.	Process transfers of Shares in accordance with the Shareholder's instructions, after receipt of appropriate documentation from the Shareholder as specified in the Prospectus;

E.	Maintain the Master Securityholder File, including making changes to Shareholder records;

F.	Record the issuance of Shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the 1934 Act, a record of the total number of Shares of each Fund which are authorized, issued and outstanding;

G.	Prepare periodic year-end tax and statement information, including preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders;

H.	Prepare and deliver electronic notifications to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts;

I.	Provide Shareholder account information upon Shareholder or Fund requests, including for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund;

J.	Prepare required documentation and make Notice Filings in accordance with the securities laws of each U.S. state, in which Funds shares are to be offered or sold pursuant to instructions given to Securrency by the Funds, which shall further consist of the following:

1.	Filing of each Fund’s Initial Notice Filings, as directed by the Fund;

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2.	Filing of each Fund’s renewals and amendments as required;
3.	Filing of amendments to each Fund’s registration statement where required;
4.	Filing Fund sales reports where required;
5.	Sending invoice of Blue Sky payment request of a Fund of all Fund Notice Filing fees;
6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required; and
7.	Filing of annual reports and proxy statements where required.

K.	Provide on records to the Trust on request; and

L.	Prepare ad-hoc reports as reasonably requested by the Trust.

Tokens

A.	Maintain blockchain technology infrastructure through the Tokenization Platform and Compliance Oracle, and providing the Trust required access to such infrastructure;

B.	Register each applicable blockchain Wallet address and associate it with the identifying information of an applicable Shareholder in the Master Securityholder file prior to any issuance of applicable Tokens;

C.	Mint, issue, and burn Tokens upon Trust’s request, subject to conditions set forth in this Agreement and Securrency’s approval;

D.	Record the issuance and burning of Tokens and maintain all Token holder account, including changes thereto;

E.	Effect transfers of Tokens upon receipt of instructions from Trust or Shareholders, subject to Securrency’s approval;

F.	Effect the movement of Tokens between the Stellar and Ethereum blockchains as requested by a Token holder via a bridge, subject to Securrency’s approval, while continuing to maintain the Master Securityholder File in relation thereto;

G.	Freeze or clawback of Tokens in the event of account compromise, theft, loss of control, ledger event;

H.	Verify Lost Token Holders and Unresponsive Payees and perform related services, including conducting lost Token holder searches and performing related escheatment actions under applicable laws; Provide records to the Trust upon request; and

I.	Prepare ad-hoc reports as reasonably requested by the Trust.

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Schedule C

Fee Schedule:

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APPENDIX A

Affidavit of Loss and Agreement of Indemnity

Description of Lost Securities:

Issuer Name	Class of Securities	Number of Securities Lost	Digital Wallet Address in which Securities Held (If Applicable)

By signing this affidavit, I (we) agree to the following:

I (we), [insert name(s)], am (are) the lawful owner(s) of [insert number] and name of relevant securities] (the “Securities”). The Securities have not been transferred, assigned, pledged or otherwise disposed of and are not being held at or by any financial institution as collateral or is not otherwise deposited under any agreement with an individual/entity. In addition, no person, firm or corporation other than the registered holder has any right, title, claim, equity interest in, to or respecting the Securities. I make this Statement/Affidavit for the purpose of (i) inducing the liquidation/burning of the Securities without possessing the “private key” to the digital wallet currently holding the Securities and (ii) requesting Securrency Transfers, Inc (“Securrency”) to reissue new Securities (the “Replacement Securities”) to a digital wallet with the address of [insert public key of new wallet address]. I hereby agree for myself, my heirs, assigns and personal representative, that in connection with the foregoing to completely indemnify, protect and hold harmless Securrency from and against all losses, costs and damages, including court costs and attorney’s fees, which may be subject to or liable for in respect of the liquidation/burning of the Securities and the issuance of the Replacement Securities. The rights accruing to Securrency under the preceding sentence will not be limited by negligence, inadvertence, accident, oversight or breach or any duty or obligation on the part of Securrency or its officers, employees and agents or their failure to inquire into, contest, or litigate any claim, whenever such negligence, inadvertence, accident, oversight or breach or failure may occur or have occurred.

Date Signed:

Signature (include title if not individual):

Second Signature (if Securities are jointly held):

Notary signature and stamp to be placed below:

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Instructions to Affidavit of Loss and Agreement of Indemnity

•	Please sign, date and provide your contact information as requested.
•	The signature must be witnessed by a notary public, who must also sign the document after witnessing the signature.
•	If the Shares are registered jointly, all Shareholders must sign. Only contact information for one Shareholder is required.
•	If the Shares are registered in the name of a corporate entity, an authorized officer must sign and a board resolution verifying the authority of the officer must be furnished.
•	If the Shares are registered to a deceased individual, the personal representative of the estate of the decedent must sign. A certified copy of the certificate of appointment of the personal representative (executor, administrator, etc.) of the estate of the decedent dated within sixty (60) days of the date this Affidavit signed, must also be provided.
•	If the Shares are registered to a trust, all of the trustees are required to sign and the trust instrument must be furnished.

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